FOR IMMEDIATE RELEASE

HollyFrontier Corporation and Holly Energy Partners Announce Senior Management Changes Relating to Pending Petro-Canada Lubricants Acquisition

01/13/2017
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) and Holly Energy Partners, L.P. (NYSE: HEP) (“Holly Energy”) announced changes to senior management relating to HollyFrontier’s pending acquisition of Suncor Energy’s Petro-Canada Lubricants business (“PCLI”). The PCLI plant, located in Mississauga, Ontario, is the largest producer of base oils in Canada with 15,600 barrels per day of lubricant production capacity, and is the only North American producer of high margin Group III base oils.
Mark A. Plake, currently President of Holly Logistic Services, L.L.C. (“HLS”), a wholly owned subsidiary of HollyFrontier and the general partner of Holly Energy, will resign from his position effective as of the closing of the PCLI acquisition in order to serve as President of PCLI. George Damiris, currently Chief Executive Officer of HLS and Chief Executive Officer and President of HollyFrontier, will assume the role of President of HLS upon Mr. Plake’s resignation. Additionally, Richard L. Voliva III is being promoted to Executive Vice President and Chief Financial Officer of HollyFrontier effective March 1, 2017.
“Mark has driven the integration of various businesses into HollyFrontier such as the Woods Cross refining business and the merger of Holly and Frontier’s marketing activities,” said Mr. Damiris, President and Chief Executive Officer of HollyFrontier. “His leadership and organizational skills will be invaluable in bringing PCLI and HollyFrontier together, realizing synergies, sharing best practices, and establishing PCLI as a growth vehicle for our company.”
Mr. Voliva has served as Senior Vice President, Strategy of HollyFrontier since June 2016. In addition, since 2014 Mr. Voliva has held several positions with HLS, most recently serving as Senior Vice President and Chief Financial Officer of HLS since July 2016. Prior to joining the Company, he was an analyst at Millennium Management LLC, an institutional asset manager, and Partner Fund Management, L.P., a hedge fund. Mr. Voliva also previously served as Vice President, Equity Research at Deutsche Bank. Mr. Voliva is a CFA Charterholder.
“Rich has been instrumental in developing our strategies and business development initiatives for both HollyFrontier and Holly Energy since joining our company,” said Mr. Damiris. “He played a key role in the pending PCLI acquisition and in various Holly Energy financings in 2016. We look forward to Rich’s continued growth and contributions in these areas in this new role.”
Douglas S. Aron, currently Executive Vice President and Chief Financial Officer of HollyFrontier, has elected to pursue opportunities closer to his family in Houston and is resigning from his position on February 28, 2017. Mr. Aron will continue to provide consulting and transition services on an as-needed basis through December 31, 2017.
Mr. Damiris said of the changes, “On behalf of everyone at HollyFrontier, I want to thank Doug for his 16 years of service. He has been an important member of our management team. We will miss him and wish Doug and his family continued success and happiness.”
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HollyFrontier and certain of its subsidiaries also currently own a 37% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.
HFC & HEP Forward Looking Statement:
The statements contained herein relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on HollyFrontier’s and Holly Energy’s beliefs and assumptions, including those of Holly Energy’s general partner, using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although HollyFrontier, Holly Energy and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither HollyFrontier, Holly Energy nor Holly Energy’s general partner can give assurance that such expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on Holly Energy’s pipelines and/or terminalled in Holly Energy’s terminals;

•	the economic viability of HollyFrontier Corporation and Holly Energy’s other customers;

•	the demand for refined petroleum products in markets HollyFrontier and Holly Energy serve;

•	HollyFrontier’s and Holly Energy’s ability to successfully purchase and integrate additional operations in the future;

•	HollyFrontier’s and Holly Energy’s ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries, including refineries utilizing Holly Energy’s pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	HollyFrontier’s and Holly Energy’s operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in HollyFrontier’s and Holly Energy’s Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.